Exhibit 99.1

InsWeb Reports Fourth Quarter and Fiscal 2004 Results

SACRAMENTO, Calif., January 26, 2005 – InsWeb Corp. (Nasdaq: INSW) today announced results for the fourth quarter and year ended December 31, 2004.  Revenues for the fourth quarter increased 15% sequentially and totaled $3.9 million, compared to $3.4 million in the third quarter of 2004 and $4.1 million in the fourth quarter of 2003.  InsWeb’s net loss for the quarter was $2.2 million, or $0.46 per share.  This compares to a net loss of $2.2 million, or $0.47 per share, in the preceding third quarter and to net income in the fourth quarter of 2003 of $3.6 million, or $0.78 per share, which included a one-time gain.

“Our revenues grew 15% sequentially despite typical seasonality within the personal lines insurance industry, while our operating loss was roughly unchanged from the third quarter, a result we are working to improve,” said Hussein Enan, chairman and CEO of InsWeb.  “During the past year, InsWeb has continued to evolve as a comprehensive hub for both consumers and insurance providers, offering more opportunities than ever to connect through our marketplace.  These efforts contributed to a 29% increase in auto revenue per consumer to $4.91 in the fourth quarter of 2004 compared to $3.81 for the fourth quarter of 2003.”

InsWeb’s business model has evolved significantly over the past twelve months to better capitalize on its position as a leading insurance portal.  Within the auto insurance marketplace, consumers now have numerous options to find the carrier best suited to their needs based on new initiatives implemented during 2004, including: the sponsored web link program, a shortened online application process, the approach of allowing multiple insurance carriers access to individual consumers, and lastly, the successful launch of a program which provides consumers access to local personal lines insurance agents.

In addition, InsWeb has also laid the foundation to achieve increased revenue per consumer in its term life marketplace through the launch of its Term Life agency and a shift from a lead referral to a commission-based model.  The conversion from a lead-based revenue model to a commission-based model results in lower revenues in the short-term, as it takes 90 to 120 days to complete the sales process for a term life policy and revenue is recognized as the policy is paid by the consumer. While this transition has had a negative effect on current revenues, it should result in an increase in term life revenues by the third quarter of 2005.

On the consumer marketing side, InsWeb continues to face challenges. The online advertising environment for personal lines insurance is highly competitive, and direct marketing costs per consumer have risen 120% from an average of $1.34 in fiscal 2003 to $2.95 in 2004.

Mr. Enan concluded, “Looking forward, we are starting to see our consumer advertising efforts pay off, not only through strategic partnerships, but also as a result of our ability to better optimize our online advertising campaigns.  Over the past few months, we have signed partnership agreements with several relevant sites, some of which have just launched or are expected to launch during the first quarter of 2005, and we aim to continue to build on that momentum throughout the year.  With the completed launch of our Term Life agency over the next six months and continued efforts to leverage incremental new revenue streams, we expect to continue to benefit from the broad changes implemented during the past year.”

For fiscal year 2004, InsWeb reported total revenues of $14.7 million and a net loss of $8.9 million, or $1.90 per share. This compares to revenues of $24.1 million and net income of $1.0 million, or $0.21 per share, for fiscal year 2003.  Included in net income for fiscal 2003 was a gain of $6.8 million, resulting from the sale of InsWeb’s investment in Finance All K.K. (a Japanese e-Finance company), and $0.8 million received in the settlement of InsWeb’s litigation with eHealthInsurance.com.

Financial Highlights and Metrics:

Revenues:	Dec 31, 2004	Sep 30, 2004	Dec 31, 2003

Transaction fee revenues:
Auto insurance	$3,118,000	$2,445,000	$2,626,000
Term life insurance	569,000	711,000	1,247,000
Other insurance offerings	54,000	72,000	66,000
	3,741,000	3,228,000	3,939,000
Development and maintenance fees	123,000	147,000	201,000
Total revenues	$3,864,000	$3,375,000	$4,140,000

Direct Marketing (Consumer Acquisition):	Dec 31, 2004	Sep 30, 2004	Dec 31, 2003

Direct marketing costs	$2,452,000	$1,963,000	$1,260,000
Direct marketing as a percent of revenues	63%	58%	30%
Number of consumers	740,000	665,000	874,000
Marketing cost per consumer	$3.31	$2.95	$1.44
Total revenue per consumer	$5.22	$5.08	$4.74

Definitions:

“Direct marketing costs”	Represents expenses incurred by the company to drive consumer traffic to InsWeb’s online insurance marketplace;

“Number of consumers”	Represents a consumer who has started an InsWeb application;

“Per consumer information”	Represents transaction revenue earned or marketing costs incurred per consumer who has started an application.

Direct marketing expense as a percent of revenues increased to 63% in the fourth quarter of 2004, primarily as a result of the delay in the recognition of commission revenues within the InsWeb Term Life Agency. We expect that direct marketing expense as a percent of revenues will decrease during 2005 as InsWeb’s term life book of business matures.

Auto Marketplace:	Dec 31, 2004	Sep 30, 2004	Dec 31, 2003

Auto insurance revenues	$3,118,000	$2,445,000	$2,626,000
Number of consumers	635,000	570,000	690,000
Revenue per consumer	$4.91	$4.29	$3.81

Auto insurance revenues increased 28% sequentially, reflecting a 14% increase in revenue per auto insurance consumer and an 11% increase in the total number of auto insurance consumers.  The increase in revenue per consumer on a year-over-year basis and sequentially was driven by the growth of the sponsored web links program and the distribution of leads to local agents. First quarter 2005 metrics are expected to increase from fourth quarter levels due to further product enhancements and seasonality within the auto insurance sector which typically results in increased consumer participation.

Term Life Marketplace:	Dec 31, 2004	Sep 30, 2004	Dec 31, 2003

Term life insurance revenues	$569,000	$711,000	$1,247,000
Number of consumers	83,000	69,000	126,000
Revenue per consumer	$6.86	$10.30	$9.90

As mentioned above, revenue per life insurance consumer decreased from the preceding third quarter as InsWeb continues its transition to a commission-based revenue model.  Revenue per term life consumer is expected to continue at these levels in the near term as the revenue stream from previously sold insurance policies begins to grow.  InsWeb anticipates that it will begin to see the benefits from its term life agency operations by the second half of 2005.

Other Financial Highlights:

•                  Cash and short-term investments at December 31, 2004 were $17.5 million;

•                  Accounts receivable at quarter end were $1.0 million, representing 26 days sales outstanding;

•                  Total staff was 109 as of December 31, 2004, compared to 106 as of September 30, 2004.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; further changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except per share amounts ]

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Transactions	$3,741	$3,939	$13,987	$23,192
Development and maintenance fees	123	201	673	939
Total revenues	3,864	4,140	14,660	24,131

Operating expenses:
Technology	1,228	2,252	5,416	9,014
Sales and marketing	3,901	3,109	13,868	16,225
General and administrative	993	1,402	4,544	5,883
Total operating expenses	6,122	6,763	23,828	31,122
Loss from operations	(2,258)	(2,623)	(9,168)	(6,991)
Interest expense	—	(2)	—	(86)
Interest and other income, net	40	6,241	235	8,123
Net income (loss)	$(2,218)	$3,616	$(8,933)	$1,046

Net income (loss) per share:
Basic	$(0.46)	$0.78	$(1.90)	$0.21
Diluted	$(0.46)	$0.73	$(1.90)	$0.20

Shares used in computing net income (loss) per share:
Basic	4,775	4,661	4,711	5,030
Diluted	4,775	4,964	4,711	5,283

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[ Amounts in thousands ]

	December 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$9,334	$15,223
Short-term investments	8,145	10,868
Total cash, cash equivalents and short-term investments	17,479	26,091
Accounts receivable, net	1,025	1,006
Prepaid expenses and other current assets	707	785
Total current assets	19,211	27,882

Property and equipment, net	814	1,386
Other assets	450	614
Total assets	$20,475	$29,882

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,248	$524
Accrued expenses	3,456	4,804
Deferred revenue	56	275
Total current liabilities	4,760	5,603

Shareholders’ equity:
Common stock	7	7
Paid-in capital, less treasury shares	198,357	197,988
Accumulated deficit	(182,649)	(173,716)
Total shareholders’ equity	15,715	24,279
Total liabilities and shareholders’ equity	$20,475	$29,882